Exhibit 21.1 - List of Subsidiaries


NAME                                       JURISDICTION OF           PERCENTAGE
                                           INCORPORATION              OWNERSHIP
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Tengtu United Electronics                  China                         57%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.          China                        100%

Edsoft Platforms (Canada) Ltd.             British Columbia, Canada     100%

Edsoft Platforms (H.K.) Ltd.               Hong Kong                   60.2%

ebiztengtu.com, Inc.                       Delaware                     100%